Exhibit 99.1

UAL Investor Update: July 11, 2008

Update On Impairment, Severance and Other Accounting Charges

Driven by record-high fuel prices and the company’s reduced market capitalization, UAL Corporation expects financial results for the second quarter of 2008 to be impacted by several largely non-cash accounting charges totaling between $2.6 billion and $2.7 billion.

The largest portion of those charges relates to the impairment of goodwill, which will result in a non-cash special charge of between $2.2 billion and $2.3 billion. Following an evaluation of the carrying value of the company’s goodwill pursuant to FAS 142, the company has concluded that the entire value of goodwill on its books has to be written off.

In addition, the company expects to record the following accounting charges in the second quarter:

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Non-cash special charges of $246 million related to the impairment of certain B737 aircraft that are being retired from the company’s operating fleet, aircraft pre-delivery deposits and certain indefinite-lived intangible assets other than goodwill.

•	Severance charges of $82 million related to staffing reductions expected to occur as a result of the capacity reductions that the company has recently announced.

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Other largely non-cash charges of $60 million related to certain projects that have been terminated or indefinitely deferred by the company as well as an adjustment to increase certain employee benefit obligations.

The company also expects to record additional accounting charges in future quarters related to its capacity reductions, including fleet and plant, property and equipment impairment charges and severance costs. However, at this time the company is unable to reasonably estimate the amount and timing of these charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this investor update are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to realize benefits from its resource optimization efforts and cost reduction initiatives; the company’s ability to use its net operating losses; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and energy refining capacity in relevant markets); the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.